Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-144438 on Form S-8 of our report dated June 30, 2008, relating to the financial statements of Spreadtrum Communications, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109”), appearing in the Annual Report on Form 20-F of Spreadtrum Communications, Inc. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

June 30, 2008